Exhibit 99.1

EXACT SCIENCES BROADENS RELATIONSHIP WITH JOHNS HOPKINS UNIVERSITY TO INCLUDE PIK3CA COLORECTAL CANCER MARKER

Marlborough, Mass. — November 17, 2004 — EXACT Sciences Corporation (NASDAQ: EXAS) announced today that it has amended its exclusive licensing agreement with the Johns Hopkins University (JHU) to include the PIK3CA gene, which was the subject of a recent article in Science.  Scientists at the Kimmel Cancer Center and the Howard Hughes Medical Institute at JHU published research findings in the March 11, 2004 online issue of Science identifying the link between mutations in PIK3CA and colon and other cancers.  Through its relationship with JHU, EXACT Sciences has received exclusive, long-term rights to the PIK3CA gene for use in connection with colorectal cancer screening from stool samples.  EXACT Sciences believes that the addition of the PIK3CA gene to a reconfigured PreGen-Plus assay may result in greater assay sensitivity.

“This exclusive right that we received from JHU for PIK3CA is a reflection of our continued collaboration with Dr. Vogelstein’s lab,” said Anthony P. Shuber, EXACT Sciences Chief Technology Officer.  “Mutations in PIK3CA appear to be strongly correlated with colon cancer, and we believe that the addition of this gene to the PreGen-Plus panel could result in an assay with even higher sensitivity than that previously demonstrated.  In fact, we recently presented preliminary research at a conference in Bar Harbor, Maine hosted by the Jackson Laboratory, which described the substantial increase in performance in detecting mutations in colorectal cancer tissues through use of a reconfigured PreGen-Plus panel that included the PIK3CA gene.  We are moving forward with the validation of these preliminary findings.”

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The Company’s exclusive license with JHU relates to JHU’s molecule isolation technology, digital-PCR, developed by the Kinzler-Vogelstein laboratory at the Johns Hopkins Kimmel Cancer Center.  The amended license retains the use of digital-PCR for any cancer, but adds to the license the PIK3CA gene for the detection of colorectal cancer.

About EXACT Sciences Corporation

EXACT Sciences Corporation is a leader in rapidly applying genomics knowledge to develop effective, patient-friendly screening methods to detect cancer early, to assist physicians in saving patients’ lives.  Its first commercial test, PreGen-Plus™, is used for screening colorectal cancer in the average-risk population.  Colorectal cancer, which is the most deadly cancer among non-smokers, is curable if detected early.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high.  EXACT Sciences believes its genomics-based technologies will enable early detection of colorectal cancer so that more people can be effectively treated.  Founded in 1995, EXACT Sciences is based in Marlborough, Mass.  Detailed information on EXACT Sciences and PreGen-Plus can be found on the World Wide Web at www.exactsciences.com and www.pregenplus.com.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning, among other things, the Company’s research and development strategies and programs and their likely future success, the development of new  technologies to enhance the sensitivity of its products in the detection of cancer, and the effectiveness and market acceptance of its technologies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things, the ability of EXACT Sciences to become profitable; its ability to license certain technologies or obtain raw materials for its technologies; the ability to convince medical practitioners to order tests using EXACT Sciences’ technologies; the ability to increase the performance of the PreGen-Plus test; the ability of EXACT Sciences or LabCorp to lower costs through automating and simplifying key operational processes; the inclusion of PreGen-Plus in cancer screening guidelines; the number of people who decide to be screened for colorectal cancer using EXACT Sciences’ technologies; competition; the ability to comply with federal and state statutes and regulations relating to EXACT Sciences’ products and services, including FDA requirements, the U.S. Department of Transportation and the Clinical Laboratory Improvement Amendments; the ability to protect EXACT Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights; the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent SEC filings.

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